U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2007, the Board of Directors of Viral Genetics, Inc., approved an employment agreement with its Chief Executive Officer and President, Haig Keledjian, with effect as of May 20, 2007. The agreement confirms Mr. Keledjian’s current office and duties and has an initial term until December 31, 2009, after which the agreement may be renewed for successive one-year terms upon the agreement of Viral Genetics and Mr. Keledjian. The agreement provides for minimum annual compensation of $195,000, which is subject to annual review by the Board of Directors. Mr. Keledjian is entitled to standard benefits, and the agreement contains standard non-solicitation, confidentiality and assignment of invention provisions. The agreement also provides for a termination payment to Mr. Keledjian in the amount of his annual salary in the event his employment is terminated by Viral Genetics for reasons other than cause (as defined in the agreement) or is terminated by Mr. Keledjian for good reason (as defined in the agreement). Good reason includes a change greater than 50% in the ownership of Viral Genetics common stock through merger, tender offer, or other transaction.

Pursuant to the employment agreement, Viral Genetics and Mr. Keledjian also executed a stock option agreement, also dated effective May 20, 2007, which provides for the issuance of options to purchase 2,500,000 shares of Viral Genetics common stock at a purchase price of $0.08 per share. On June 19, 2007, the closing bid price for Viral Genetics common stock was $0.04 per share. These options vest immediately, and the right to exercise all or part of the options continues to the earlier to occur of (i) one year following termination, for any reason, of Mr. Keledjian’s employment and (ii) December 31, 2012. A copy of the employment agreement, together with the stock option agreement attached thereto as Exhibit A, is filed herewith as Exhibit 10.1.

In connection with the adoption of the employment agreement for Mr. Keledjian, Viral Genetics issued to Mr. Keledjian replacement options for options to purchase common stock that were previously outstanding and would have expired in March 2008. The following table shows the number of shares covered by the options, any changes in the exercise prices, and new expiration dates.

Number of Options	Old Exercise Price	New Exercise Price	Expiration Date

1,800,000	$0.25	Same	December 31, 2012
1,800,000	$0.45	$0.20	December 31, 2012
2,300,000	$0.52	$0.20	December 31, 2012

Item 3.02	Unregistered Sales of Equity Securities

See the discussion of options issued to Haig Keledjian, above, which is incorporated herein. On March 8, 2007, Mr. Keledjian exercised a warrant to purchase 482,772 shares of Viral Genetics common stock at an exercise price of $0.40 per share.

On June 19, 2007, Viral Genetics authorized the issuance to an employee, Michael Capizzano, of options under his employment agreement to purchase 1,800,000 shares of common stock at an exercise price of $0.08 per share, which expire December 31, 2012. At the same time, Viral Genetics issued to Mr. Capizzano replacement options and warrants for options and warrants to purchase common stock that were previously outstanding and would have expired in March 2008. The following table shows the number of shares covered by the options and warrants, any changes in the exercise prices, and new expiration dates.

No. of Options/Warrants	Old Exercise Price	New Exercise Price	Expiration Date

800,000	$0.68	$0.20	December 31, 2012
500,000	$0.41	$0.20	December 31, 2012
250,000	$0.50	$0.20	December 31, 2012
250,000	$0.52	$0.20	December 31, 2012
700,000	$0.40	$0.20	December 31, 2012

On June 19, 2007, Viral Genetics authorized the issuance to Hampar Karageozian, a director, of options to purchase 2,300,000 shares of common stock at an exercise price of $0.52 per share that expire December 31, 2012, which were issued to replace option with the same exercise price that expired in 2006.

On April 1, 2007, Viral Genetics issued to an employee, Andre Bagdasarian, 28,800 shares of common stock as a compensatory restricted stock award under his employment agreement with Viral Genetics.

The securities desribed above were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

A copy of the following document is included as an exhibit to this report.

Exhibit No.	Description of Document
10.1	Employment Agreement dated effective May 20, 2007 between Viral Genetics, Inc. and Haig Keledjian, together with a Stock Option Agreement attached thereto as Exhibit A

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: July 2, 2007	By:	/s/ Haig Keledjian
Haig Keledjian, President